KPMG LLP
Two Financial Center
60 South Street
Boston, MA 02111

December 14, 2015
Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:
We are currently principal accountants for Enterprise Bancorp, Inc. and subsidiaries and, under the date of March 13, 2015, we reported on the consolidated financial statements of Enterprise Bancorp, Inc. and subsidiaries as of and for the years ended December 31, 2014 and 2013, and the effectiveness of internal control over financial reporting as of December 31, 2014. On December 9, 2015, we were notified that Enterprise Bancorp, Inc. engaged RSM U.S., LLP as its principal accountant for the year ending December 31, 2016 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Enterprise Bancorp, Inc.’s consolidated financial statements as of and for the year ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, and the issuance of our report(s) thereon. We have read Enterprise Bancorp, Inc.’s statements included under Item 4.01 of its Form 8-K dated December 14, 2015, and we agree with such statements, except that we are not in a position to agree or disagree with Enterprise Bancorp, Inc.’s statement that the change was approved by the Audit Committee of the Board of Directors and we are not in a position to agree or disagree with Enterprise Bancorp, Inc.’s statements made in Item 4.01(b).
Very truly yours,
/s/ KPMG LLP